PRESS RELEASE                                        FOR IMMEDIATE RELEASE
                                                     Contact:  Peter D. Griffith
                                                     Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                     ANNOUNCES SECOND QUARTER 2005 EARNINGS


         MONESSEN, PA--July 29, 2005-- FedFirst Financial Corporation (NASDAQ
SmallCap: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced net income of $293,000 for the quarter ended June 30, 2005 compared to net income of $220,000 for the quarter ended June 30, 2004. Net income for the six month period ended June 30, 2005 was $519,000 compared to $396,000 for the six month period ended June 30, 2004.

         Net interest income increased $542,000, or 47.1%, to $1.7 million for the quarter ended June 30, 2005 from $1.2 million for the same period last year. The increase in net interest income was a result of an increase in the net interest spread and the net interest margin to 2.06 % and 2.48 %, respectively, for the quarter ended June 30, 2005 compared to 1.38% and 1.51%, respectively, for the quarter ended June 30, 2004. The overall improvement is primarily attributable to a balance sheet restructuring in November 2004, which included the prepayment of $33.5 million of FHLB advances having a weighted average interest rate of 5.43%. The provision for loan losses for the quarter ended June 30, 2005 was $25,000 compared with $59,000 for the quarter ended June 30, 2004.

         Noninterest income decreased to $527,000 for the quarter ended June 30, 2005 compared to $655,000 for the same period in 2004. This decline was primarily the result of a decrease of $137,000 in insurance commission income from Exchange Underwriters, Inc., a subsidiary of the Company.

         Noninterest expense increased to $1.8 million for the quarter ended June 30, 2005 compared to $1.4 million for the same period in 2004. During the 2004 period, a post-retirement health plan was terminated, resulting in the recovery of $247,000 of previously accrued expenses. Most of the remaining increase in noninterest expense resulted from the establishment of an Employee Stock Ownership Plan (ESOP) and expenses associated with being a public company.

         Net interest income for the six months ended June 30, 2005 totaled $3.1 million compared to $2.4 million for the prior year period. The increase in net interest income was primarily a result of an increase in the net interest spread and the net interest margin to 2.01% and 2.33%, respectively, for the six month period ended June 30, 2005 compared to 1.46% and 1.58%, respectively, for the six month period ended June 30, 2004.


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         Noninterest income decreased to $1.2 million for the six months ended
June 30, 2005 compared to $1.3 million for the same period in 2004. The decrease was primarily from the change in net (loss) gain on sales of securities. The Company incurred a loss of $1,000 in the current six month period compared to net gains of $54,000 for the six months ended June 30, 2004.

         Noninterest expense increased to $3.5 million for the six months ended June 30, 2005 compared to $3.1 million for the same period in 2004.

         Total assets were $285.8 million at June 30, 2005 compared to $270.3 million at December 31, 2004. The growth in total assets for the period was primarily due to an increase in net loans receivable of $13.0 million that resulted from the purchase of approximately $11.6 million of residential mortgage loans.

         During the second quarter of 2005 the Company completed an initial public offering of 2,975,625 shares of common stock to eligible depositors and borrowers, and trading under the symbol "FFCO" commenced April 7, 2005 on the NASDAQ SmallCap market. The increase in equity from $20.0 million at December 31, 2004 to $46.6 million at June 30, 2005 was primarily due to the initial public offering. In his announcement of earnings, Peter D. Griffith, President and Chief Executive Officer of the Company, stated, "We are pleased with the progress we are making implementing our strategic plan and the board and management are excited about the opportunities we now have to better serve both new and existing customers."

         FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania offering a broad array of retail and commercial lending and deposit services and providing commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                    * * * * *

         Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


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

                         FEDFIRST FINANCIAL CORPORATION
                   SELECTED FINANCIAL INFORMATION (UNAUDITED)


(In thousands)                                                      JUNE 30,        DECEMBER 31,
                                                                      2005             2004
                                                                 -------------    ---------------
SELECTED FINANCIAL CONDITION DATA:
---------------------------------
Total assets                                                     $    285,829      $   270,325
Cash and cash equivalents                                               9,878            6,715
Securities available-for-sale                                          85,254           86,307
Loans receivable, net                                                 169,666          156,708
Deposits                                                              130,667          137,389
Federal Home Loan Bank advances                                       105,193          110,416
Equity                                                           $     46,557      $    19,969

                                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                            JUNE 30,                           JUNE 30,
                                                                     2005             2004              2005             2004
                                                                 ------------      -----------      ------------     -----------
SELECTED OPERATIONS DATA:
------------------------
Total interest income                                            $      3,437      $     3,489      $      6,605     $     7,133
Total interest expense                                                  1,744            2,338             3,505           4,707
                                                                 ------------      -----------      ------------     -----------
Net interest income                                                     1,693            1,151             3,100           2,426
Provision for loan losses                                                  25               59                25              72
                                                                 ------------      -----------      ------------     -----------
Net interest income after provision for loan losses                     1,668            1,092             3,075           2,354
Noninterest income                                                        527              655             1,187           1,256
Noninterest expense                                                     1,809            1,416             3,544           3,074
Minority interest in net income of consolidated subsidiary                 11               26                39              34
                                                                 ------------      -----------      ------------     -----------
Income before income taxes                                                375              305               679             502
Income tax                                                                 82               85               160             106
                                                                 ------------      -----------      ------------     -----------
Net income                                                       $        293      $       220      $        519     $       396
                                                                 ============      ===========      ============     ===========

                                                                       THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                            JUNE 30,                           JUNE 30,
                                                                     2005             2004              2005             2004
                                                                 ------------      -----------      ------------     -----------
SELECTED FINANCIAL RATIOS(1):
Return on average assets                                             0.41 %           0.27 %            0.37 %           0.25 %
Return on average equity                                             2.67             4.05              3.21             3.60
Average interest-earning assets to average
  interest-bearing liabilities                                     116.46           104.27            111.98           104.16
Average equity to average assets                                    15.28             6.77             11.45             6.80
Interest rate spread                                                 2.06             1.38              2.01             1.46
Net interest margin                                                  2.48 %           1.51 %            2.33 %           1.58 %


                                                                            PERIOD ENDED

                                                                   JUNE 30,            DECEMBER 31,
                                                                     2005                 2004
                                                                 ------------      -----------------
Allowance for loans losses to total loans                            0.43 %               0.45 %
Allowance for loan losses to nonperforming loans                   143.73               214.58
Nonperforming loans to total loans                                   0.30 %               0.21 %

(1) Quarterly and year to date ratios are calculated on an annualized basis.